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                                                                      EXHIBIT 11

                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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
                                                                 JUNE 2002                         JUNE 2001
                                                                 ---------                         ---------
                                                          3 MONTHS        6 MONTHS        3 MONTHS           6 MONTHS
                                                          --------        --------        --------           --------
(dollars in thousands, except per share data)

Basic:

    Weighted Average Common Shares Outstanding ......     37,662,108      36,151,656      34,221,922         34,200,352

    Net Income ......................................   $     14,005    $     21,227    $      7,013       $     20,978

    Less Preferred Stock Dividend, Net of Tax .......           (611)         (1,281)           (775)            (1,570)
                                                        ------------    ------------    ------------       ------------

    Net Income Available to Common Shareholders......   $     13,394    $     19,946    $      6,238       $     19,408

Basic Earnings Per Common Share .....................   $       0.36    $       0.55    $       0.18       $       0.57

Diluted:

    Weighted Average Common Shares Outstanding ......     37,662,108      36,151,656      34,221,922         34,200,352

    Adjustments for assumed conversion of convertible
      preferred stock and common stock options ......      3,024,966       3,008,942         253,528(1)       2,885,671
                                                        ------------    ------------    ------------       ------------
                                                          40,687,074      39,160,598      34,475,450         37,086,023

    Net Income ......................................   $     14,005    $     21,227    $      6,238       $     20,978

    Tax effect on assumed conversion of convertible
      preferred stock ...............................           (115)           (240)           --                 (294)
                                                        ------------    ------------    ------------       ------------

    Adjusted Net Income .............................   $     13,890    $     20,987    $      6,238       $     20,684

Diluted Earnings Per Share ..........................   $       0.34    $       0.54    $       0.18       $       0.56
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(1) The preferred shares were anti-dilutive in the three months ended June 30,
    2001 and are thus not included in the diluted shares outstanding.